Exhibit 10.1

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (this “Agreement”) is entered into by and between Daniel J. Schrider (the “Consultant”) and Atlantic Union Bank (the “Company”), to be effective immediately following the Effective Time (as defined in the Agreement and Plan of Merger, dated October 21, 2024 (the “Merger Agreement”), by and between Atlantic Union Bankshares Corporation (the “Corporation”) and Sandy Spring Bancorp, Inc. (the “Bank Holdings”) (the “Effective Time”). If the Effective Time does not occur, this Agreement shall be null and void ab initio and of no further force and effect.

WITNESSETH:

WHEREAS, the Consultant has invaluable knowledge and expertise regarding the business of Sandy Spring Bank (the “Bank”) and Bank Holdings;

WHEREAS, due to the Consultant’s knowledge and expertise, the Company wishes to have the cooperation of, access to, and services of the Consultant following the Effective Time;

WHEREAS, it is anticipated that the Consultant will serve on the Corporation’s board of directors (the “Board”), and the Services (defined below) are separate from, and in addition to, any service to the Board; and

WHEREAS, the Consultant and the Company anticipate that the level of services the Consultant will perform for the Company on and after the Effective Time will be no more than 20 percent of the prior average level of services the Consultant performed for the Bank and Bank Holdings prior to the Effective Time.

NOW, THEREFORE, in consideration of the premises and mutual covenants contained in this Agreement, the Company and the Consultant, intending to be legally bound hereby, mutually agree as follows:

1.             Services; Term; Termination.

(a)           The Consultant shall serve as a special advisor for a two (2)-year period beginning at the Effective Time (the “Term”). During the Term, the Consultant shall provide general advisory services to the Company and/or its affiliates as requested by the Chief Executive Officer of the Corporation (the “CEO”) (the “Services”).

(b)           The Corporation or Company may only terminate the Term for Cause. For purposes of this Agreement, “Cause” shall mean (i) the willful and continued failure of the Consultant to substantially perform the Consultant’s duties with the Corporation or one of its subsidiaries (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to the Consultant by the Corporation, or (ii) the willful engaging by the Consultant in illegal conduct or gross misconduct which is materially and demonstrably injurious to the Corporation or one of its subsidiaries.

(c)           The Consultant may terminate the Term for any reason, at any time upon fifteen (15)-calendar days’ advance written notice to the Company. This Agreement and the Term will terminate automatically upon the Consultant’s death or Disability (as defined by the Corporation’s Stock and Incentive Plan, as amended and restated effective April 21, 2015).

2.             Incentive Payments. In consideration for the Consultant’s agreement to provide the Services and the amendments to the Restrictive Covenants (as described in Section 4 hereof), the Consultant shall have a right to the “Payment” as described herein. Subject to the Consultant’s compliance with this Agreement (including the Restrictive Covenants), the Consultant will be entitled to an aggregate cash payment of $100,000 annually, which shall be paid in equal quarterly installments, paid in arrears within thirty (30) days following the end of each quarter of the Consultant’s Services; provided, that if this Agreement terminates in accordance with Section  1(b) or 1(c) hereof, the Consultant shall only be entitled to the prorated portion of the Payment earned based upon the number of days of service during the quarter in which the Term is terminated. The Consultant shall be entitled to reimbursement for all reasonable and necessary out-of-pocket business and travel expenses incurred by the Consultant in connection with the performance of the Services under this Agreement during the Term, subject to the Company’s policies regarding reimbursement of expenses.

3.             Independent Contractor Status.

(a)           In performing the Services, the Consultant shall be acting and shall act at all times as an independent contractor and not as an employee of the Corporation, Company or any of the Company’s affiliates for whom the Consultant provides services (each, a “Service Recipient”). The Consultant shall be responsible for reasonably determining the method, details, and means of performing the Services required under this Agreement, and the specific hours to be worked. It is understood and agreed that the Consultant shall have no power or authority to supervise, direct, or manage any employee of any Service Recipient; to enter into contracts on behalf of any Service Recipient; or to borrow or incur debts or liabilities, of any kind or nature whatsoever, on behalf of any Service Recipient. The Consultant shall not be entitled to participate in or otherwise accrue benefits or receive contributions under any employee benefit plans, policies, or other arrangements that might be available to the employees of any Service Recipient.

(b)           The Consultant shall be solely responsible for the payment of all federal, state, and local taxes with respect to the compensation or benefits for Services provided hereunder.

4.             Restrictive Covenants.

(a)           The terms set forth in Section 4 (Restricted Covenants) of the Sandy Spring Bancorp, Inc. Executive Severance Plan (the “ESP”) shall continue to apply to the Consultant in accordance with their terms (such covenants, the “Restrictive Covenants”), except that:

(i)             the Consultant’s obligations under Section 4.2 (Non-Solicitation of Employees) and Section 4.3 (Non-Solicitation of Clients) of the ESP shall continue to apply through the Term and for a twelve (12) month period following the Term;

(ii)             any references to the “Company” in the Restrictive Covenants shall be deemed to be references to the Service Recipient; and

(b)           Nothing in this Agreement or otherwise precludes or otherwise limits the Consultant’s ability to (A) communicate directly with and provide information, including documents, not otherwise protected from disclosure by any applicable law or privilege to any governmental agency or commission (“Government Agency”) or self-regulatory organization regarding possible legal violations, without disclosure to the Service Recipient; (B) disclose information which is required to be disclosed by applicable law, regulation, or order or requirement (including without limitation, by deposition, interrogatory, requests for documents, subpoena, civil investigative demand or similar process) of courts, administrative agencies, any Government Agency or self-regulatory organizations; (C) discuss or disclose information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that the Consultant has a reasonable belief to be unlawful; or (D) testify in any legal proceeding where the Consultant is legally required to testify. The Service Recipient may not retaliate against the Consultant for any of these activities, and nothing in this Agreement or otherwise requires the Consultant to waive any monetary award or other payment that the Consultant might become entitled to from any Government Agency or self-regulatory organization. Moreover, nothing in this Agreement or otherwise prohibits the Consultant from notifying the Service Recipient that the Consultant will make a report or disclosure to law enforcement. Further, nothing in this Agreement is intended to prevent the Consultant from disclosing information or discussing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that the Consultant has reason to believe is unlawful.

(c)           The Consultant acknowledges and agrees that the right to receive the Payments provides sufficient consideration in exchange for the Consultant’s obligation to comply with the Restrictive Covenants, as amended by this Agreement.

5.             Entire Agreement; Amendment.

(a)           This Agreement, together with the provisions of the ESP incorporated herein in Section 4, contains the entire agreement between the Company and the Consultant with respect to the matters described herein. This Agreement may not be amended, waived, changed, modified, or discharged except by an instrument in writing executed by the Company and the Consultant.

(b)           For the avoidance of doubt, this Agreement has no impact on the Consultant’s rights to payments and benefits pursuant to the Bank Holdings’ Executive Severance Plan.

6.             Notice. All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by prepaid overnight courier service, addressed as follows:

If to the Consultant:

At the address or email address listed in the signature block below.

If to the Company:

Atlantic Union Bank
4300 Cox Road
Glen Allen, VA 23060
Attention: John Asbury
Email: John.Asbury@atlanticunionbank.com

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received or refused by the addressee.

7.             Binding Agreement; Waiver. This Agreement shall be binding upon and inure to the benefit of the Consultant and the Consultant’s heirs, executors, administrators, and legal representatives. This Agreement shall be binding upon and inure to the benefit of the Company, its affiliates, and its successors, and any such successors shall assume the obligations under this Agreement and expressly agree to perform the obligations under this Agreement. The Services are personal in nature and shall not be assigned or subcontracted, and the Consultant may not assign this Agreement. Neither the failure nor any delay by either party in exercising, in whole or in part, any right, power, or privilege under this Agreement will operate as a waiver of such right, power, or privilege.

8.             Severability. If any provision of this Agreement, or part thereof, is determined to be unenforceable for any reason whatsoever, it shall be severable from the remainder of this Agreement and shall not invalidate or affect the other provisions of this Agreement, which shall remain in full force and effect and shall be enforceable according to their terms. No covenant shall be dependent upon any other covenant or provision herein, each of which stands independently. If one or more provisions of this Agreement are held to be unenforceable, such provisions will be modified to the minimum extent necessary to comply with applicable law and the intent of the parties. The parties agree that any court of competent jurisdiction is expressly authorized to modify any unenforceable provision of this Agreement in lieu of severing such unenforceable provision in its entirety and that such modification may include rewriting the offending provision, deleting any or all of the offending provision, adding additional language to this Agreement, or making such other modifications as its deems warranted to carry out the intent and agreement of the parties as embodied herein, to the maximum extent of the law.

9.             Governing Law; Venue. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia. The parties agree that any dispute arising under this Agreement shall be brought only in a state or federal court having proper jurisdiction within Virginia. Both parties submit to such jurisdiction, and waive any objection to venue and/or claim of inconvenient forum.

10.           Counterparts. This Agreement may be executed by facsimile or other electronic transmission and in counterparts, each of which will be deemed an original, and all of which taken together will constitute one agreement binding on the parties.

[Signature Page to Follow]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the dates set forth below.

Atlantic Union Bank

By:	/s/ John C. Asbury
Date:	October 21, 2024
	Name:	John C. Asbury
	Title:	Chief Executive Officer

Daniel J. Schrider

By:	/s/ Daniel J. Schrider
Date:	October 21, 2024
	Name:	Daniel J. Schrider